Exhibit 10(h)16

ALLETE
    EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
    PERFORMANCE SHARE GRANT

«Employee»

In accordance with the terms of ALLETE’s Executive Long-Term Incentive Compensation Plan, as amended (the "Plan"), and as determined by and through the Executive Compensation Committee of ALLETE’s Board of Directors, ALLETE hereby grants to you (the "Participant") Performance Shares, as set forth below, subject to the terms and conditions set forth in this Grant, including Annex A and Annex B hereto and all documents incorporated herein by reference:

Number of Performance Shares Granted: «Total_Performance_shares» [#]–Total Shareholder Return Metric «PSA_TSR__shares» [#]–Compound Annual Growth Rate Metric «PSA_CAGR__shares»
Date of Grant: January 29, 2025
Performance Period: January 1, 2025 through December 31, 2027
Performance Goals: See Annex B

This Grant is made in accordance with the Plan.

Further terms and conditions of the Grant are set forth in Annex A hereto and Performance Goals are set forth in Annex B hereto, both of which are integral parts of this Grant.

Any term, provision or condition applicable to the Performance Shares set forth in the Plan and not set forth herein is hereby incorporated by reference. To the extent any provision hereof is inconsistent with a Plan provision, the Plan provision will govern.

YOU SHOULD CAREFULLY READ AND REVIEW THE TERMS AND CONDITIONS SET FORTH IN THIS GRANT, INCLUDING ANNEX A HERETO, WHICH CONTAINS IMPORTANT INFORMATION, INCLUDING MANDATORY CLAIMS AND ARBITRATION PROCEDURES.

You will be deemed to have accepted this Grant on the Date of Grant and all its associated terms and conditions, including the mandatory claims and arbitration procedures set forth in Annex A, unless you notify the Company of your non-acceptance of the Grant by contacting the Director – Human Resources, in writing within sixty (60) days of the Date of Grant.

IN WITNESS WHEREOF, ALLETE has caused this Grant to be executed by its Chair, President and Chief Executive Officer as of the date and year first above written.

    ALLETE
By:

Attachments:    Annex A and Annex B

Exhibit 10(h)16
ANNEX A
TO
ALLETE
EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
PERFORMANCE SHARE GRANT

    The Performance Share Grant (the “Grant”) to which this is annexed is subject to the following additional terms and conditions, including terms governing the conversion of the Grant into a Converted Cash Grant in connection with the Merger (as such terms are defined below):

    1.    Dividend Equivalents. Subject to the provisions of Section 5 below, you will receive Dividend Equivalents with respect to Performance Shares that are earned and payable. Dividend Equivalents are calculated and credited to you at the time the corresponding dividend is paid. The Dividend Equivalents will be in the form of additional Performance Shares, which will be added to the number of Performance Shares earned (including to the target number of Performance Shares), and will equal the number of Shares (including fractional Shares) that could have been purchased on applicable dividend payment dates, based on the closing ALLETE common stock price as reported in the consolidated transaction reporting system on that date, with cash dividends that would have been paid on underlying Performance Shares, if such Performance Shares were Shares. Dividend Equivalents will only become payable if and to the extent the underlying Performance Shares are earned and become payable. No Dividend Equivalents will be credited following the Merger.

    2.    Satisfaction of Goals. Performance Shares remain unearned unless and until Performance Goals are achieved. After the Performance Period has ended, the Executive Compensation Committee (the “Committee”) will determine the extent to which the Performance Goals have been met. You will not earn any Performance Shares if the threshold performance level has not been met. Subject to the provisions of Section 4 below and to provisions in the Plan for change in control, Performance Shares will be earned as follows: If the threshold level has been met, you will have earned 50% of the Performance Shares (as increased by the Dividend Equivalents). If the target level has been met, you will have earned 100% of the Performance Shares (as increased by the Dividend Equivalents). If the superior level has been met, you will have earned 200% of the Performance Shares (as increased by the Dividend Equivalents). Straight line interpolation will be used to determine earned awards based on achievement of goals between the threshold, target and superior levels. The provisions of this Section 2 shall not apply in the event that the Grant is converted into a Converted Cash Grant in connection with the Merger.

    3.    Payment. Subject to the provisions of Sections 4 and 5 below, and to provisions in the Plan for Change in Control, Performance Shares (as increased by the Dividend Equivalents) shall be paid in full after the Committee has determined the extent to which Performance Goals have been met and within two and one half months after the end of the Performance Period. Payment shall be made, after withholding Performance Shares in an amount equal in value to the minimum amount of tax required to be withheld by law, by depositing ALLETE common stock into your Invest Direct account. Performance Share awards shall not vest until paid. Payment of a Converted Cash Grant shall be made in cash net of required withholding.

    4.    Payment Upon Death, Retirement or Disability; Payment Upon Involuntary Separation Following Merger; Forfeiture of Unvested Performance Shares Upon Demotion, Unsatisfactory Job Performance, Default on Certain Agreements or Other Separation from Service.

4.1    If during a Performance Period you (i) Retire, (ii) die while employed by a Related Company, or (iii) become Disabled, you (or your beneficiary or estate) will receive payment of any Performance Shares (as increased by the Dividend Equivalents), or, if applicable, payment of the Converted Cash Grant pursuant to Section 5 below, after the end of the Performance Period in accordance with Section 3 above. The payment shall be prorated based upon the number of whole calendar months within the Performance Period which had

Exhibit 10(h)16
elapsed as of the date of death, Retirement or Disability in relation to the number of calendar months in the full Performance Period. A whole month is counted in the calculation if you were in the position as of the 15th of the month.

4.2     If after the end of a Performance Period, but before any or all Performance Shares have been paid, or, if applicable, before a Converted Cash Grant pursuant to Section 5 below has been paid in full, you Retire, die or become Disabled, you (or your beneficiary or estate) will be entitled to full payout of all earned Performance Shares (as increased by the Dividend Equivalents) in accordance with Section 3 above or, if applicable, of any unpaid Converted Cash Grant.

4.3    If, prior to payment in full of a Converted Cash Grant pursuant to Section 5 below, you have an Involuntary Separation within 12 months following the Merger Effective Time, you will be entitled to receive payment of such Converted Cash Grant in accordance with Section 3 above. For purposes of the forgoing, “Involuntary Separation” shall have the meaning set forth in the Amended and Restated ALLETE and Affiliated Companies Change in Control Severance Plan effective October 27, 2023.

4.4    If, prior to payment of all Performance Shares, or of the Converted Cash Grant pursuant to Section 5 below, as applicable, you are demoted, you default on any written agreement with a Related Company related to a restrictive employment covenant (such as confidentiality, non-disclosure, non-competition, non-solicitation, or the like) or ALLETE determines, in its sole discretion, that your job performance is unsatisfactory, ALLETE reserves the right to cancel or amend your Grant relating to any unpaid Performance Shares or, if applicable, athe Converted Cash Award, with the result that some portion or all of your unpaid Performance Shares (and related Dividend Equivalents) or Converted Cash Award will be forfeited.
4.5    If you have a Separation from Service for any reason other than those specified in subsections 4.1 through 4.4 above, all Performance Shares (and related Dividend Equivalents) or, if applicable, the Cash Conversion Grant, to the extent not yet paid, shall be forfeited on the date of such Separation from Service, except as otherwise provided by the Committee.

4.6    Notwithstanding anything herein to the contrary, if (a) you become entitled to a payment of the Converted Cash Grant by reason of your Retirement or Involuntary Separation within 12 months following the Merger Effective Date as provided in Section 4.3 above, and (b) you are a Specified Employee on the date of such Retirement or Involuntarily Separation, payment shall not be made until the earlier of: (i) the expiration of the six-month period beginning on the date of your Retirement or Involuntary Separation, or (ii) the date of your death. The payment to which a Specified Employee would otherwise be entitled during this six-month period shall be paid during the seventh month following the date of the Participant’s Retirement or Involuntary Separation, or, if earlier, the date of the Participant’s death.

    5.    Effect of Merger. Notwithstanding any other provisions of the Grant, any Annex thereto, or provisions in the Plan for Change in Control to the contrary, upon the terms and subject to the conditions set forth in the Merger Agreement, the following terms shall apply to the Grant to the extent it is outstanding and unvested immediately prior to the Effective Time:

5.1    The Grant will be canceled as of the Merger Effective Time and converted into a right to receive a converted cash award in an aggregate amount, without interest, equal to the value (a) to the number of shares of Company common stock underlying the Performance Share Grant immediately prior to the Merger Effective Time, based on the attainment of the applicable performance metrics at target, after giving effect to the accumulation of dividend equivalents credited as of the Merger Effective Time, multipled by (b) $67.00 (the “Converted Cash Grant”).

Exhibit 10(h)16
5.2     The Converted Cash Grant, will continue to have, and payment will be subject to, the same terms and conditions of the original Grant, including time-based vesting conditions but excluding performance-based conditions.

For purposes of clarification of this Section 5, the occurrence of the Merger contemplated by the Merger Agreement will expressly be governed by this Section 5 and not by the provisions in the Plan for Change in Control; and, provided further, the Grant and the Performance Shares underlying the Grant, do not constitute Applicable Company Performance Stock as that term is defined in Section 2.04 of the Merger Agreement.

6.    Compensation Recovery Policy. The Grant is subject to the terms of any compensation recovery policy or policies established by ALLETE as may be amended from time to time (“Compensation Recovery Policy”). ALLETE hereby incorporates into the Grant the terms of the Compensation Recovery Policy.

    7.    Section 409A Compliance. The Grant is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder, and, accordingly, to the maximum extent permitted, the Plan and the Grant shall be interpreted and administered in compliance therewith. Notwithstanding any other provision of the Grant, payments provided pursuant to the Grant may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments pursuant to the Grant that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent that any provision of the Grant would cause a conflict with the requirements of Section 409A or would cause the administration of the Grant to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment. ALLETE makes no representation that the Grant complies with Section 409A and in no event shall ALLETE be liable for the payment of any taxes and penalties that you may incur under Section 409A.

8.    Claims Procedure and Arbitration. The Grant is subject to the following claims procedures:

    8.1    Mandatory Claims Procedures. If you or any person acting on your behalf (the “Claimant”) has any claim or dispute related in any way to the Grant or to the Plan, the Claimant must follow these claims procedures. All claims must be brought no later than one year following the date on which the claim first arose and any claim not submitted within such time limit will be waived.

    8.2    Claim Submission. Any claim must be made in writing to the Claims Administrator. The Claims Administrator, or its delegate, shall notify the Claimant of the resolution of the claim within 90 days after receipt of the claim; provided, however, if the Claims Administrator determines that an extension is necessary, the 90-day period shall be extended to up to 180 days upon notice to that effect to the Claimant.

    8.3    Notice of Denial. If a claim is wholly or partially denied, the denial notice shall contain (i) the reason or reasons for denial of the claim, and (ii) references to the pertinent Plan provisions upon which the denial is based. Unless the claim is submitted for arbitration as provided below and in the Plan, the Claims Administrator’s decision or action shall be final, conclusive and binding on all persons having any interest in the Plan.

    8.4    Arbitration. If, after exhausting the procedures set forth above, a Claimant wishes to pursue legal action, any action by the Claimant with respect to a claim, must be resolved by arbitration in the manner described herein.

a)Time Limits. A Claimant seeking arbitration of any determination by the Claims Administrator must, within six (6) months of the date of the Claims Administrator’s final decision, file a demand for arbitration with the American

Exhibit 10(h)16
Arbitration Association submitting the claim to resolution by arbitration. A Claimant waives any claim not filed timely in accordance with this Section.
b)Rules Applicable to Arbitration. The arbitration process shall be conducted in accordance with the Commercial Law Rules of the American Arbitration Association.
c)Venue. The arbitration shall be conducted in Minneapolis, Minnesota.
d)Binding Effect. The decision of the arbitrator with respect to the claim will be final and binding upon the Company and the Claimant. BY PARTICIPATING IN THE PLAN, AND ACCEPTING THE GRANT, YOU, ON BEHALF OF YOURSELF AND ANY PERSON WITH A CLAIM RELATING TO YOUR GRANT, AGREE TO WAIVE ANY RIGHT TO SUE IN COURT OR TO PURSUE ANY OTHER LEGAL RIGHT OR REMEDY THAT MIGHT OTHERWISE BE AVAILABLE IN CONNECTION WITH THE RESOLUTION OF THE CLAIM.
e)Enforceability. Judgment upon any award entered by an arbitrator may be entered in any court having jurisdiction over the parties.
f)Waiver of Class, Collective, and Representative Actions.  Any claim shall be heard without consolidation of such claims with any other person or entity.  To the fullest extent permitted by law, whether in court or in arbitration, by participating in the Plan, you waive any right to commence, be a party to in any way, or be an actual or putative class member of any class, collective, or representative action arising out of or relating to any claim, and you agree that any claim may only be initiated or maintained and decided on an individual basis.
g)Standard of Review. Any decision of an arbitrator on a claim shall be limited to determining whether the Claims Administrator’s decision or action was arbitrary or capricious or was unlawful. The arbitrator shall adhere to and apply the deferential standard of review set out in Conkright v. Frommert, 130 S. Ct. 1640 (2010), Metropolitan Life Insurance Co. v. Glenn, 554 U.S. 105 (2008), and Firestone Tire and Rubber Company v. Bruch, 489 U.S. 101 (1989), and shall accord due deference to the determinations, interpretations, and construction of the Plan document by the Claims Administrator.
h)General Procedures.
i.Arbitration Rules. The arbitration hearing will be conducted under the AAA Commercial Arbitration Rules (as amended or revised from time to time by AAA) (hereinafter the “AAA Rules”), before one AAA arbitrator who is from the Large, Complex Case Panel and who has experience with matters involving executive compensation and equity compensation plans. The AAA Rules and the terms and procedures set forth here may conflict on certain issues. To the extent that the procedures set forth here conflict with the AAA Rules, the procedures set forth here shall control and be applied by the arbitrator. Notwithstanding the amount of the claim, the Procedures for Large, Complex Commercial Disputes shall not apply.
ii.Substantive Law. The arbitrator shall apply the substantive law (and the laws of remedies, if applicable), of Minnesota or federal law, or both, depending upon the claim. Except to the extent required by applicable law, the Claimant shall keep any arbitration decision or award strictly confidential and not disclose to anyone other than his or her spouse, attorney, or tax advisor.

Exhibit 10(h)16
iii.Authority. The arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrator will have the authority to hear a motion to dismiss and/or a motion for summary judgment by any party and in doing so shall apply the standards governing such motions under the Federal Rules of Civil Procedure.
iv.Pre-Hearing Procedures. Each party may take the deposition of not more than one individual and the expert witness, if any, designated by another party. Each party will have the right to subpoena witnesses in accordance with the Federal Arbitration Act, Title 9 of the United States Code. Additional discovery may be had only if the arbitrator so orders, upon a showing of substantial need.
v.Fees and Costs. Administrative arbitration fees and arbitrator compensation shall be borne equally by the parties, and each party shall be responsible for its own attorney’s fees, if any; provided, however, that the Committee will authorize payment by the Company of all administrative arbitration fees, arbitrator compensation and attorney’s fees if the Committee concludes that a Claimant has substantially prevailed on his or her claims. Unless prohibited by statute, the arbitrator shall assess attorney’s fees against a party upon a showing that such party’s claim, defense or position is frivolous, or unreasonable, or factually groundless. If either party pursues a claim by any means other than those set forth in this Article, the responding party shall be entitled to dismissal of such action, and the recovery of all costs and attorney’s fees and losses related to such action, unless prohibited by statute.
(i)Interstate Commerce and the Federal Arbitration Act. The Company is involved in transactions involving interstate commerce, and the employee’s employment with the Company involves such commerce. Therefore, the Federal Arbitration Act, Title 9 of the United States Code, will govern the interpretation, enforcement, and all judicial proceedings regarding the arbitration procedures in this Section.

9.    Ratification of Actions. By receiving the Grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated your acceptance and ratification of, and consent to, any action taken under the Plan or the Grant by ALLETE, the Board or the Committee.

10.    No Impact on Other Benefits. The Grant or payment on account thereof shall not be taken into account in determining any benefits under any severance, retirement, welfare, insurance or other benefit plan of ALLETE or any affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

    11.    Notices. Any notice hereunder to ALLETE shall be addressed to ALLETE, 30 West Superior Street, Duluth, Minnesota 55802, Attention: Director – Human Resources, and any notice hereunder to you shall be directed to your address as indicated by ALLETE’s records, subject to the right of either party to designate at any time hereafter in writing some other address.

12.    Governing Law and Severability. To the extent not preempted by the Federal law, the Grant will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of law provisions. In the event any provision of the Grant shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Grant, and the Grant shall be construed and enforced as if the illegal or invalid provision had not been included.

    13.    Definitions. Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan. The following definitions apply to the Grant and this Annex A:

Exhibit 10(h)16
13.1    “Claims Administrator” means ALLETE’s Chief Executive Officer, unless the claimant is (or is acting on behalf of) an ALLETE executive officer (within the meaning of Exchange Act Rule 3b-7), in which case the Claims Administrator is the Executive Compensation Committee of the Board of Directors.
13.2    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
32.3    “Disability” or “Disabled” means a physical or mental condition in which the Participant is:
(a)unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;
(b)by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Employer’s accident and health plan;
(c)determined to be totally disabled by the Social Security Administration; or
(d)disabled pursuant to an Employer-sponsored disability insurance arrangement provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.
13.4    “Merger” shall have the meaning set forth in the Merger Agreement.

13.5     “Merger Agreement” means the Agreement and Plan of Merger dated as of
May 5, 2024, by and among the Company, Alloy Parent LLC, a Delaware limited liability company (“Parent”), and Alloy Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent.

13.6    “Merger Effective Time” means the Effective Time of the Merger, as defined in the Merger Agreement.

13.7    “Related Company” means ALLETE, Inc. and all persons with whom the ALLETE, Inc. would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control); provided that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2), and (3), and in applying Treasury Regulations section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulations section 1.414(c)-2.

13.8    “Retirement” or “Retires” means Separation from Service, for reasons other than death or Disability, on or after attaining normal retirement age or early retirement age as defined in the most applicable qualified retirement plan sponsored by the Related Company that employed the Participant immediately preceding the Separation from Service, without regard to whether the Participant is a participant in such plan, or if the employer Related Company

Exhibit 10(h)16
does not sponsor such retirement plan, on or after attaining Normal Retirement Age or Early Retirement Age as defined in the ALLETE and Affiliated Companies Retirement Plan A, without regard to whether the Participant is a participant under the ALLETE and Affiliated Companies Retirement Plan A.

    13.9    “Separation from Service” means that the Participant terminates employment within the meaning of Treasury Regulations section 1.409A-1(h) and other applicable guidance with all Related Companies. Whether a termination of employment has occurred is determined under the facts and circumstances, and a termination of employment shall occur if all Related Companies and the Participant reasonably anticipate that no further services shall be performed after a certain date or that the level of bona fide services the Participant shall perform after such date (as an employee or an independent contractor) shall permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Related Companies if the Participant has been providing services to the Related Companies less than 36 months). A Participant shall not be considered to separate from service during a bona fide leave of absence for less than six (6) months or longer if the Participant retains a right to reemployment with any Related Company by contract or statute. With respect to disability leave, a Participant shall not be considered to separate from service for 29 months unless the Participant otherwise terminates employment or is terminated by all Related Companies.

Exhibit 10(h)16
Effective 2025
[Eligible Executive Employees]
ANNEX B
TO
ALLETE
EXECUTIVE LONG TERM INCENTIVE COMPENSATION PLAN
    PERFORMANCE SHARE GRANT

Financial Measure:
Fifty percent (50%) of the total performance share opportunity is based on Total Shareholder Return (TSR) computed over the three-year performance period January 1, 2025 to December 31, 2027.

Fifty percent (50%) of the total performance share opportunity is based on the Company’s Compound Annual Growth Rate (CAGR) computed over the three-year performance period January 1, 2025 to December 31, 2027.

Performance Share Award (TSR metric):
Achievement will be weighted on TSR performance in accordance with ALLETE’s TSR ranking as follows: at the 85th percentile or higher among the peer group (superior performance), 200% of the weighted Performance Share Grant will be earned. If ALLETE’s TSR ranking is at the 50th percentile among the peer group (target performance), 100% of the weighted Performance Share Grant will be earned. If ALLETE’s TSR ranking is at the 30th percentile (threshold performance), 50% of the weighted Performance Share Grant will be earned. If TSR ranking is below threshold, no weighted Performance Shares will be earned. Straight-line interpolation will be used to determine earned awards based on the TSR ranking between threshold, target and superior.
Peer Group:
The integrated utility companies comprising Edison Electric Institute (EEI) Stock Index as of December 31, 2027 that have been in the EEI Stock Index for at least three years as of December 31, 2027 will constitute the peer group used to determine actual payout results. The table below lists the EEI Stock Index as of December 31, 2023, based on published information available as of that date:

Exhibit 10(h)16

Alliant Energy Corporation	Evergy Inc.	PG&E Corporation
Ameren Corporation	Eversource Energy	Pinnacle West Capital Corporation
American Electric Power Company	Exelon Corporation	PNM Resources, Inc.
Avista Corporation	FirstEnergy Corporation	Portland General Electric Company
Black Hills Corporation	Hawaiian Electric Industries, Inc.	PPL Corporation
CenterPoint Energy, Inc.	IDACORP, Inc.	Public Service Enterprise Group, Inc.
CMS Energy Corporation	MDU Resources Group, Inc.	Sempra Energy
Consolidated Edison, Inc.	MGE Energy, Inc.	The Southern Company
Dominion Energy, Inc.	NextEra Energy, Inc.	Unitil Corporation
DTE Energy Company	NiSource, Inc.	WEC Energy Group, Inc.
Duke Energy Corporation	NorthWestern Corporation	Xcel Energy, Inc.
Edison International	OGE Energy Corp.
Entergy Corporation	Otter Tail Corporation

Any Company that is no longer included in the EEI Stock Index as of December 31, 2027 due to corporate restructuring during the performance period (e.g., mergers, acquisitions, divestitures, spin-offs, etc.) will be excluded from the results calculation entirely. If a corporate restructuring during the performance period results in a company remaining in the EEI Stock Index following the transaction (and thus not being excluded from the results calculation entirely), from the point of the transaction forward, the results calculation will track only the entity that remains in the EEI Stock Index and ignore other entities, regardless of whether such other entities are publicly traded.

Performance Share Award (CAGR metric):

CAGR will be calculated by using the baseline pro forma Earnings per Share (EPS) for the year ending December 31 of the year prior to the beginning of the three-year performance period and the pro forma EPS at the end of the three-year performance period. Achievement will be weighted on CAGR performance in accordance with the following table:

Compound Annual Growth Rate	Payout Percentage (% of Target Award)
Superior 8%	200%
Target 6%	100%
Threshold 4%	50%

If CAGR percentage result is below threshold, no weighted Performance Shares will be earned. Straight-line interpolation will be used to determine earned awards based on the CAGR percentage result between threshold, target and superior.